Exhibit 99.1

Albemarle Divests Thann Facility to International Chemical Investors

RICHMOND, Virginia—August 31, 2006—Albemarle Corporation (NYSE: ALB) and International Chemical Investors S.A. (ICIG) have completed the transfer of ownership of Albemarle’s manufacturing facility in Thann, France to ICIG. Under the terms of the agreement, Albemarle has transferred to ICIG 100 percent of the stock of Albemarle France S.A.S. and its subsidiary Albemarle PPC S.A.S., the owner of the facility, together with all related assets and liabilities. At closing, Albemarle PPC changed its name to Potasse et Produits Chimiques S.A.S. (PPC).

PPC is a producer and marketer of potassium, chlorine and other fine chemical products, with approximately 265 employees and 2005 revenues of approximately €110 million.

As part of the transaction, PPC will become the exclusive marketer for Europe of potassium hydroxide products produced by Albemarle’s joint venture in Jordan, and will manufacture certain bromine fine chemical products for Albemarle at the Thann site.

All marketing activities of PPC will be conducted by a newly formed Belgian subsidiary named PPC International S.P.R.L. Alex Smit, who was responsible for the PPC businesses, in addition to other senior functions at Albemarle Europe, has been named Managing Director of all PPC companies.

“We are very pleased that we were able to complete this transaction in a timely fashion. This is a positive step for Thann and for Albemarle’s fine chemicals business,” said John Nicols, Albemarle Vice President, Fine Chemicals.

Albemarle expects to take a pre-tax charge of approximately $90 to $95 million related to this transaction in the third quarter of the current fiscal year. Albemarle’s previously announced consultation process with the works council at Thann to potentially cease operations at this site has been cancelled.

Albemarle Corporation, headquartered in Richmond, Virginia, is a leading global developer, manufacturer and marketer of highly engineered specialty chemicals for consumer electronics; petroleum and petrochemical processing; transportation and industrial products; pharmaceuticals; agricultural products; and construction and packaging materials. The Company operates in three business segments, Polymer Additives, Catalysts and Fine Chemicals, and serves customers in approximately 100 countries. Learn more about Albemarle at www.albemarle.com.

Albemarle Corporation

P.O. Box 1335

Richmond, Virginia, USA

Tel: +1 804 788 6000

International Chemical Investors is an investment group focusing on mid-sized chemical businesses, preferably subsidiaries of large corporations, which are considered non-core, with leading positions in niche markets, operating in competitive environments. Last year International Chemical Investors acquired six separate businesses from the German RAG Group division RÜTGERS AG in addition to ENKA, a former subsidiary of Acordis. Learn more about International Chemical Investors (www.ic-investors.com)

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For more information:

Contact: Stéphane Leclef, +32 475 63 02 27, stephane_leclef@albemarle.com, or René Milligan, +1-225-388-7106, rene_milligan@albemarle.com, both of Albemarle Corporation.

Contact: Dr. Achim Riemann, +49 69 506 999-0, achim.riemann@ic-investors.com; Patrick Schnitzer, +49 69 506 999-0, patrick.schnitzer@ic-investors.com, both of International Chemical Investors.

Some of the information presented in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe our expectations as reflected are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ from expectations include, without limitation: the determination of the final book value of the net assets transferred and foreign exchange rates. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2005 and in our other public filings with the Securities and Exchange Commission. Readers are urged to review and consider carefully the disclosures we make in our filings with the Securities and Exchange Commission.

Albemarle Corporation

P.O. Box 1335

Richmond, Virginia, USA

Tel: +1 804 788 6000